Exhibit 10.1

Execution Copy

FIRST AMENDMENT TO

CONTRIBUTION AGREEMENT

THIS FIRST AMENDMENT TO CONTRIBUTION AGREEMENT (this “Amendment”) is entered into as of April 27, 2012 by and between Caiman Energy, LLC, a Delaware limited liability company (“Contributor”), and Williams Partners L.P., a Delaware limited partnership (“Acquirer”). Each of the parties to this Amendment is sometimes referred to individually in this Amendment as a “Party” and both of the parties to this Amendment are sometimes collectively referred to in this Amendment as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Contribution Agreement dated as of March 19, 2012 (the “Contribution Agreement”) with respect to the sale by Contributor to Acquirer of 100% of the outstanding membership interests of Caiman Eastern Midstream, LLC, a Texas limited liability company; and

WHEREAS, the Parties desire to amend the Contribution Agreement as set forth in this Amendment, and capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Section 1. Amendments to Contribution Agreement.

(a) Amendment to Section 1.1(a). Section 1.1(a) of the Contribution Agreement is hereby amended by amending and restating the following defined terms as set forth below:

““CNX Purchase Agreement” means that certain Purchase and Sale Agreement dated as of October 24, 2011 by and among CNX Gas Company LLC, CNX Land Resources Inc., Contributor and the Company.”

““Escrow Agent” means Deutsche Bank Trust Company Americas.”

(b) Amendment to Section 2.2(b). Section 2.2(b) of the Contribution Agreement is hereby amended by adding a new subsection (viii) as follows:

“(viii) Acquirer shall pay (A) to CNX Gas Company LLC (or one or more of its Affiliates designated prior to the Closing) an amount equal to $5,531,050.48 and (B) to Contributor an amount equal to $437,500.00 to be reserved for potential payment by Contributor to CNX Gas Company LLC pursuant to Section 5.20, such amounts together representing the purchase price for the Subject Pipeline Interest (as defined in the CNX Purchase Agreement).”

(c) Amendment to Section 3.8(a). Section 3.8(a) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Schedule 3.8(a) sets forth all of the following Contracts to which the Company is a party or by which it is bound or subject to as of the date of this Agreement or as of the Closing Date (collectively, the “Material Contracts”):

(i) any Contracts with customers pursuant to which the Company gathers, processes, treats, fractionates, transports, stores, sells or purchases oil, natural gas, condensate or natural gas liquids or other liquid or gaseous hydrocarbons or the products therefrom, or provides services related thereto (including any operation, operation servicing or maintenance Contract), other than, in each case, any such Contracts described in Section 3.8(a)(viii);

(ii) any Contracts in effect as of the date of this Agreement for the construction of gathering or other pipeline systems or processing, fractionation or storage facilities other than any such Contracts requiring aggregate payments of less than $1,000,000 or which are terminable by the Company on sixty (60) days’ notice or less without payment by the Company of any material penalty;

(iii) any Contracts (A) for the purchase or sale of any asset, equipment, supplies, goods or property or provision of any service or (B) that grant a right or option to purchase or sell any asset or property or receive services other than, in each case, (x) any such Contracts requiring aggregate payments of less than $1,000,000 or (y) any such Contracts described in Section 3.8(a)(i) or Section 3.8(a)(ii);

(iv) any Contracts providing for the lease of any item or items of personal or real property with annual rental expense under such lease in excess of $50,000 other than any such Contracts which are terminable by the Company on sixty (60) days’ notice or less without payment by the Company of any material penalty;

(v) any Contracts under which the Company has created, incurred, assumed or guaranteed any outstanding Indebtedness;

(vi) any Contracts between (A) the Company, on the one hand, and any current or former employee, officer, manager, member or Affiliate of the Company, on the other hand, (B) the Company and any Employee, or (C) the Company and Contributor or any of its Affiliates with respect to any Employee;

(vii) any collective bargaining Contracts;

(viii) any outstanding futures, swap, collar, put, call, floor, cap, option, hedging, forward sale or other derivative Contracts involving natural gas or other commodity sales or trading;

(ix) any Contracts (A) that purport to limit in any respect the freedom of the Company to compete in any line of business or in any geographic area or not to solicit or hire any person with respect to employment or (B) that purport to limit in any respect the freedom of any other Person to compete with the Company in any line of business or in any geographical area or not to solicit or hire any person with respect to employment;

(x) any partnership, joint venture, strategic alliance or limited liability company agreements;

(xi) except as contemplated by clauses (i) and (ii) above, any sales, distribution or other similar agreement providing for the sale by any of the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of $1,000,000 or more;

(xii) Contracts relating to the acquisition (by merger, purchase of stock or assets or otherwise) by the Company of any operating business or material assets or Equity Interests of any other Person;

(xiii) any Contract with a term of two (2) years or more and requiring aggregate payments by or to the Company in excess of $1,000,000 or, in any event, any Contract with a term of three (3) years or more, other than any such Contracts which are terminable by the Company on sixty (60) days’ notice or less without payment by the Company of any material penalty;

(xiv) any Contract under which the Company has made advances or loans to any other Person;

(xv) any material management Contract or any material Contract with independent contractors or consultants (or similar arrangements) that are not cancelable without penalty or further payment and on not more than thirty (30) days’ notice; and

(xvi) any other Contract not described in the foregoing clauses (i) through (xv) pursuant to which the Company has future liability in excess of $1,000,000 for any year or $3,000,000 in the aggregate and that cannot be terminated by the Company on not more than ninety (90) days’ notice or with payment by the Company of a penalty not in excess of $50,000.”

(d) Amendment to Section 3.11(c). Section 3.11(c) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Except with respect to Rights of Way (as defined below) necessary for those portions of the Company’s systems or facilities that are under construction and except as set forth on Schedule 3.11(c)(i): (i) each easement, license, right-of-way, Permit, servitude, leasehold estate, instrument creating an interest in real property, and other similar real estate interest of the Company (each, a “Right of Way”) is valid and free and clear of all Liens (other than Permitted Liens), (ii) the Company conducts its businesses in a manner that does not violate in any material respect any of the Rights of Way, (iii) the Company has fulfilled and performed in all material respects all of its obligations with respect to such Rights of Way, and (iv) the Company has not received written notice of the occurrence of any ongoing event or circumstance that allows, or after the giving of notice or the passage of time, or both, would allow limitation, revocation or termination of any Right of Way or would result in any impairment of the rights of the Company in and to any such Rights of Way. To the Knowledge of Contributor, all pipelines operated by the Company are subject to enforceable Rights of Way, and there are no gaps (including any gap arising as a result of any breach by the Company of the terms of any Rights of Way) in the pipeline systems for which enforceable Rights of Way, except those gaps listed on Schedule 3.11(c)(ii) and other immaterial gaps.”

(e) Amendments to Section 5.8(b).

(i) The first sentence of Section 5.8(b) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(b) No later than seven (7) Business Days prior to the anticipated Closing Date, Acquirer or one or more of its Affiliates shall offer employment to each Employee whose names and positions are set forth on the document entitled “Covered Employees” made available to Acquirer in the virtual data room (the “Covered Employees”), which offers shall (i) be written offers of employment substantially consistent with the terms of this Section 5.8, (ii) be on terms or conditions comparable to similarly situated employees of Acquirer or its applicable Affiliate (with credit for all periods of employment or service with Contributor and its Affiliates (including, for the avoidance of doubt, service with the Co-Employer relating to Contributor and its Affiliates) prior to the Closing Date solely for purposes of paid time off and severance entitlement, and not for any other purpose under any employee benefit plan or program), and such Covered Employee shall be subject to the applicable screening and testing policies and procedures of Acquirer or its applicable Affiliate, and (iii) otherwise be consistent with standard terms, conditions and policies of employment of Acquirer or its applicable Affiliates (each a “Qualifying Offer”).”

(ii) The third sentence of Section 5.8(b) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“No later than one (1) Business Day before the anticipated Closing Date, Acquirer shall inform Contributor of the identities of those Covered Employees who have accepted Acquirer’s or such Affiliates Qualifying Offer and those, if any, who have declined the Qualifying Offer.”

(f) Amendment to Section 5.11. Section 5.11 of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“Section 5.11 Repayment of Scheduled Debt. At least one (1) Business Day prior to the Closing, Contributor (a) shall obtain and deliver, or shall cause to be obtained and delivered, to Acquirer payoff letters from each financial institution or other lender in respect of any and all Indebtedness of the Company (including the Scheduled Debt), each in form and substance reasonably satisfactory to Acquirer, confirming the total payment required to be made as of the Closing Date to repay in full the amount of such Indebtedness and (b) shall authorize Acquirer to wire transfer a portion of the Cash Consideration directly to holders of the Scheduled Debt, on Contributor’s behalf, so to cause the amount of Scheduled Debt determined by Acquirer to be repaid and fully satisfied at the Closing to be so repaid and fully satisfied.”

(g) Amendments to Article 5.

(i) Article 5 of the Contribution Agreement is hereby amended by adding a new Section 5.19 as follows:

“Section 5.19 Certain Obligations of Contributor. After the Closing, Contributor shall make the $50,000 payment required to be made by Contributor to the West Virginia Department of Environmental Protection in accordance with the Order for Compliance contained in that certain Second Revised Consent Order No. 7467 dated December 12, 2011 between Contributor and the West Virginia Department of Environmental Protection.”

(ii) Article 5 of the Contribution Agreement is hereby amended by adding a new Section 5.20 as follows:

“Section 5.20 CNX Purchase Agreement. Promptly following the expiration of the Escrow Period, Contributor shall pay to CNX Gas Company, LLC an amount equal to $437,500.00, less any portion of such amount that is paid to any Acquirer Indemnified Party as Escrow Property pursuant the Escrow Agreement, with respect to the purchase of the Subject Pipeline Interest (as defined in the CNX Purchase Agreement) in accordance with that certain letter agreement dated April 26, 2012 between Contributor and CNX Gas Company LLC.”

(h) Amendment to Section 9.2(a). Section 9.2(a) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Effective after the Closing, subject to the terms and conditions of this Article 9, Contributor hereby indemnifies Acquirer, its Affiliates (including the Company) and their respective Representatives (collectively, the “Acquirer Indemnified Parties”) against and shall hold each of them harmless from any and all Losses, whether or not including a Third Party Claim, incurred or suffered by any such Acquirer Indemnified Party based upon, attributable to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by Contributor in this Agreement or in any certificate delivered pursuant to Sections 2.2 or 7.2 (provided that, for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations and warranties of Contributor have occurred), any qualification or exception contained therein relating to materiality (including Material Adverse Effect) shall be disregarded) or any breach of any covenant, agreement or obligation of Contributor contained in this Agreement to be performed prior to the Closing Date;

(ii) any breach of any covenant, agreement or obligation of Contributor contained in this Agreement, other than those to be performed prior to the Closing Date;

(iii) any and all environmental liabilities incurred or suffered by the Company arising from or associated with the Company’s ownership of the Superfund Site;

(iv) any Pre-Closing Taxes;

(v) any claim, action or proceeding by a member of the CONSOL Group (as defined in the CNX Purchase Agreement) made pursuant to the CNX Purchase Agreement against any Acquirer Indemnified Party with respect to any actions of the Contributor occurring prior to the Closing; and

(vi) any matters identified in paragraph (3) of the certificate delivered or caused to be delivered by Contributor pursuant to Section 7.2(e) (the “Caiman Officer’s Certificate”), subject to the limitations set forth in the Caiman Officer’s Certificate.”

(i) Amendment to Section 9.2(b)(i). Section 9.2(b)(i) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(i) Contributor shall not be liable for any Losses under Section 9.2(a)(i) except to the extent that the aggregate amount of such Losses equals or exceeds $12,500,000 (the “Basket Amount”), in which case Contributor shall only be liable for the amount of such Losses in excess of the Basket Amount; provided that, the foregoing limitation shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in the Contributor Fundamental Representations, in the last sentence of Section 3.10(c) or in Section 3.16 (Taxes), or to Fraud on the part of Contributor or any breach of the covenants, agreements or obligations of Contributor set forth in Article 2;”

(j) Amendment to Section 9.2(b)(ii). Section 9.2(b)(ii) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(ii) Contributor’s maximum liability for any Losses under Sections 9.2(a)(i) shall not exceed $175,000,000; provided that, the foregoing limitation shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in the Contributor Fundamental Representations, in the last sentence of Section 3.10(c) or in Section 3.16 (Taxes), or to Fraud on the part of Contributor, and shall not apply to (A) any knowing and intentional breach by Contributor of any of the covenants, agreements or obligations of Contributor set forth in Article 5 that are to be performed prior to the Closing Date or (B) any breach of any of the covenants, agreements or obligations of Contributor set forth in Article 2;”

(k) Amendment to Section 9.2(c). Section 9.2(c) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(c) Effective after the Closing, subject to the terms and conditions of this Article 9, Acquirer hereby indemnifies Contributor, its Affiliates and their respective Representatives (collectively, the “Contributor Indemnified Parties”) against and shall hold each of them harmless from any and all Losses incurred or suffered by any such Contributor Indemnified Party based upon, attributable to or resulting from:

(i) any inaccuracy in or breach of any representation or warranty made by Acquirer in this Agreement or in any certificate delivered pursuant to Sections 2.2 or 7.3 (provided that, for the sole purpose of determining Losses (and not for determining whether or not any breaches of representations and warranties of Acquirer have occurred), any qualification or exception contained therein relating to materiality shall be disregarded);

(ii) any breach of any covenant, agreement or obligation of Acquirer contained in this Agreement; and

(iii) any claim, action or proceeding by a member of the CONSOL Group (as defined in the CNX Purchase Agreement) made against Contributor pursuant to the CNX Purchase Agreement arising out of or resulting from any matter occurring on or after the Closing.”

(l) Amendment to Section 9.2(e)(i). Section 9.2(e)(i) of the Contribution Agreement is hereby amended and restated in its entirety to read as follows:

“(i) If the Closing occurs, for any indemnification claims under Section 9.2(a)(i), the Escrow Property shall be the Acquirer Indemnified Parties’ sole and exclusive security and source of consideration and recovery, and the transfer of Escrow Units or payment of cash from the Escrow Account shall be the Acquirer Indemnified Parties’ sole and exclusive remedy therefor; provided that, the limitation in this Section 9.2(e)(i) shall not apply with respect to any inaccuracy in or breach of any representation or warranty set forth in the Contributor Fundamental Representations, in the last sentence of Section 3.10(c) or in Section 3.16 (Taxes) or to any knowing and intentional breach by Contributor of any of the covenants, agreements or obligations of Contributor set forth in Article 5 that are to be performed prior to the Closing Date or any breach of any of the covenants, agreements or obligations of Contributor set forth in Article 2. Acquirer Indemnified Parties shall not be limited to the Escrow Property for indemnification claims based on (A) Fraud on the part of Contributor, (B) Sections 9.2(a)(ii), 9.2(a)(iii) or 9.2(a)(iv), or (C) matters described in the proviso of the immediately preceding sentence, and they shall have the right to seek indemnification directly against Contributor without first exhausting the Escrow Property or seeking indemnification against the Escrow Account; provided that, Contributor may, in its sole discretion, satisfy any such indemnification claims by paying cash or delivering WPZ Units (in each case, other than the Escrow Property) to Acquirer in satisfaction of any such claim.”

(m) Amendment to Schedule 3.8(a). Schedule 3.8(a) to the Contribution Agreement is hereby amended by amending and restating in their entirety the numbered items on Schedule 3.8(a) set forth below:

“27. Operational Balancing Agreement between Texas Eastern Transmission, LP and Caiman Energy, LLC dated February 1, 2010, not amended, as superseded by that certain Operational Balancing Agreement, effective as of March 23, 2012, between Caiman Eastern Midstream, LLC and Texas Eastern Transmission, LP.”

“29. Marketing Services Agreement between Inergy Propane LLC and Caiman Energy, LLC dated January 1, 2011, as amended by that Letter Agreement between Inergy Propane LLC and Caiman Energy, LLC dated July 14, 2011, including the related Assignment, effective as of April 1, 2012, between Caiman Energy, LLC and Caiman Eastern Midstream, LLC.”

“37. Plant Equipment Contract for a 200 MM Cryogenic Plant (Plant III) between Caiman Energy, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated May 31, 2011, not amended including the related Assignment, effective as of April 1, 2012, between Caiman Energy, LLC and Caiman Eastern Midstream, LLC.”

“38. Plant Equipment Contract for a 200 MM Cryogenic Plant with 4500 HP Refrigeration System (Plant IV) between Caiman Energy, LLC and Thomas Russell, LLC d/b/a Thomas Russell Co. dated October 1, 2011, not amended, including the related Assignment, effective as of April 1, 2012, between Caiman Energy, LLC and Caiman Eastern Midstream, LLC.”

“43. Gas Compression Master Service Agreement between USA Compression and Caiman Energy, LLC dated July 26, 2010. (Schedules have been updated and/or amended for each compressor leased, but no amendment to the base MSA.), as superseded in part by that certain Gas Compression Master Service Agreement between USA Compression and Caiman Eastern Midstream, LLC dated April 1, 2012.”

“45. Master Compression Services Agreement between EXLP Operating LLC and Caiman Energy, LLC dated December 1, 2009, not amended, including the related Assignment, effective as of April 1, 2012, between Caiman Energy, LLC and Caiman Eastern Midstream, LLC.”

(n) Amendment to Schedule 3.11(c)(i). Schedule 3.11(c)(i) to the Contribution Agreement is hereby amended by amending and restating in their entirety the numbered items on Schedule 3.11(c)(i) as set forth on Exhibit A.

(o) Amendment to Schedule 5.1(b). Schedule 5.1(b) to the Contribution Agreement is hereby amended by adding a new item 3. as follows:

“3.	Contributor and the Company expect to enter into a letter agreement with CNX Gas Company LLC, CNX Land Resources Inc. amending that certain Purchase and Sale Agreement dated as of October 24, 2011 by and among CNX Gas Company LLC, CNX Land Resources Inc., Contributor and the Company to release Contributor from any obligations under such Purchase and Sale Agreement following the Closing.”

Section 2. General Provisions.

(a) Modifications. No amendments or modifications of this Amendment shall be valid unless such amendments or modifications are made in accordance with Section 10.2 of the Contribution Agreement.

(b) Effect of the Amendment. Except as amended by this Amendment, all other terms of the Contribution Agreement shall continue in full force and effect and remain unchanged and are hereby confirmed in all respects by the Parties.

(c) Partial Invalidity. If any term, provision, covenant, or condition of this Amendment is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Amendment shall remain in full force and effect and in no way be affected, impaired or invalidated.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Texas, without regard to the conflicts of law rules thereof.

(e) Counterparts. This Amendment may be signed in any number of counterparts (including facsimile and electronic transmission counterparts), each of which shall be an original, with the same effect as if the signatures to this Amendment were upon the same instrument. This Amendment shall become effective when each Party shall have received a counterpart of this Amendment signed by the other Parties. Until and unless each Party has received a counterpart of this Amendment signed by the other Parties, this Amendment shall have no effect and no Party shall have any right or obligation under this Amendment (whether by virtue of any other oral or written agreement or other communication).

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed by their respective authorized officers as of the date first written above.

CAIMAN ENERGY, LLC

By:	/s/ Stephen L. Arata
Name: Stephen L. Arata
Title: Senior Vice President and Chief Financial Officer

WILLIAMS PARTNERS L.P.

By:	Williams Partners GP LLC,
its General Partner

	By:	/s/ James E. Scheel
Name: James E. Scheel
Title: Senior Vice President – Corporate Strategic Development

[SIGNATURE PAGE TO FIRST AMENDMENT TO

CONTRIBUTION AGREEMENT]

EXHIBIT A

SCHEDULE 3.11(c)(i)

RIGHTS-OF-WAY

	County, State/ District/ Acreage	Parcel ID #	Grantor	Grantee
13.	Monroe, OH Ohio Township	15-005008.0000 15-013010.0000 15-013010.1000 15-013010.2000 15-005009.0000 15-013007.0000	Tony Schindler and Terri Schindler	Caiman Ohio Midstream, LLC
14.	Monroe, OH Ohio Township	15-005008.0000 15-013010.0000 15-013010.1000 15-013010.2000 15-005009.0000 15-013007.0000	Tony Schindler and Terri Schindler	Caiman Ohio Midstream, LLC
15.	Monroe, OH Ohio Township	15-005008.0000 15-013010.0000 15-013010.1000 15-013010.2000 15-005009.0000 15-013007.0000	Tony Schindler and Terri Schindler	Caiman Ohio Midstream, LLC

EXHIBIT A